Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statements (Nos. 333-290121, 333-290087, 333-286642, 333-266011, 333-260450, 333-235373, 333-276853, and 333-276852) on Form S-3, the Registration Statement (No. 333-267565) on Form S-4, and the Registration Statements (No. 333-237485, 333-260845, 333-269418, 333-276854, 333-283574, 333-287570, and 333-291731) on Form S-8 of Ondas Inc. of our report dated January 8, 2026, relating to the consolidated financial statements of Sentry CS Ltd. as of and for the year ended December 31, 2024 included in this Current Report on Form 8-K/A of Ondas Inc.

/s/ Brightman Almagor Zohar & Co.
Brightman Almagor Zohar & Co
Certified Public Accountants
A Firm in the Deloitte Global Network

Tel Aviv, Israel

January 27, 2026